JOY GLOBAL INC.	News Release
At the Company:	At Financial Relations Board:
Donald C. Roof	Georganne Palffy
EVP and CFO	Analyst Contact
414-319-8517	312-640-6768

JOY GLOBAL INC. ANNOUNCES OPERATING RESULTS FOR FIRST
QUARTER OF FISCAL YEAR 2006

•  Quarterly bookings of $598 million up 14 percent
•  Total aftermarket orders increase by 23 percent
•  Quarterly revenues up 48 percent year-over-year to $553 million
•  Operating income more than doubled to $90 million with incremental margins of 27 percent
•  EPS of $0.48 vs. $0.18 in prior-year quarter

Milwaukee, WI – March 1, 2006 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the first quarter of fiscal 2006. Net sales for the quarter increased by 48 percent to $553 million, compared with $374 million in the first quarter of last year. Operating income totaled $90 million in the first quarter, versus $42 million in the corresponding quarter last year, an increase of 114 percent. Net income was $60 million, or $0.48 per diluted share in the quarter, compared with $22 million, or $0.18 per diluted share in the first quarter of fiscal 2005. EPS in the current quarter increased by $0.01 as a result of the cumulative effect of a change in accounting principle relating to the required adoption of FAS123R for Share Based Payments. All results and historical financial data reflect the disposition of the small machinery subsidiary of the company that was discussed in the December press release. All per-share data reflects the 3-for-2 stock split of the company’s common stock in December 2005.

“We commented in the fourth quarter earnings call that fiscal 2006 would start stronger than is typical for Joy Global and the actual results reflect just such a strong start,” commented John Hanson, chairman, president and CEO of Joy Global Inc. “While the remaining quarters of fiscal 2006 will not reflect such strong year-over-year growth, we do expect that operating results will continue to reflect the robust commodity market conditions which our customers continue to enjoy.”

First Quarter Operating Results

Bookings in the first quarter reflected the high level of market activity we have experienced for nearly three years. In surface mining applications, P&H Mining’s orders increased by 60 percent over the first quarter last year, with original equipment shovel orders growing rapidly. Quarterly orders at Joy Mining declined by 8 percent, as original equipment orders reflected the “lumpiness” normal in the company’s OE order rates. Aftermarket orders remain strong with double-digit growth rates experienced by both businesses and aftermarket orders in total increasing by 23 percent in the first quarter over the first quarter of fiscal 2005. The strength of the coal and commodity markets is evidenced by the fact that aftermarket orders have now increased by double-digit rates for 11 straight quarters.

Total revenues in the first quarter were $553 million and both P&H Mining and Joy Mining revenues rose by more than 45 percent over the first quarter of fiscal 2005. This increase was particularly strong in original equipment, aided by the delivery of a roof support order at Joy Mining. Original equipment revenues rose by more than 100 percent in each of the operations, and by 131 percent in total. Even though aftermarket revenues experienced a 13 percent growth rate in the first quarter, the strength of original equipment revenues resulted in a significant shift in the mix of quarterly revenues. Original equipment revenues increased from 30 percent of total revenues in the first quarter of fiscal 2005 to over 46 percent of total revenues in the current quarter.

Gross margins rose again in the first quarter, though to a lesser degree than in prior quarters. Margin expansion was dampened both by the mix shift in revenues towards original equipment in the quarter, and additional manufacturing costs as production levels continue to increase. The significant increase in production levels resulted in additional manufacturing costs and a lower level of productivity as new employees are hired and trained, along with the higher costs associated with increased outsourcing. Both operations continue to perform strongly in alleviating supply chain constraints and recovering increased material costs.

Product development, selling and administrative expenses totaled $76 million, or 14 percent of sales, in the current quarter, compared with $81 million, or 14 percent of sales, in the fourth quarter of fiscal 2005 and $70 million, or 19 percent of sales, in the first quarter of last year. Included in the current quarter expenses were higher headcounts to support the increased level of activity, increases in certain fringe benefits and program spending on a number of specific initiatives.

The net effect of foreign currency translation was negative in the current quarter as compared with a positive effect experienced in the first quarter of fiscal 2005. Revenues in the current quarter were reduced by $12 million and operating earnings by $2.8 million. This compares with an increase in sales of $11 million and operating earnings of $1.5 million in the comparable quarter last year. Due to the pay-down of long-term debt during fiscal 2005, the company realized net interest income in the first quarter of $1.2 million compared with $4.4 million of net interest expense in the first quarter last year.

The current quarterly results were favorably impacted by the cumulative effect of the required adoption of FAS123R – Share Based Payments that totaled $1.6 million, net of related income taxes. Ongoing expense from stock options, performance shares and restricted stock units was less in the current quarter than in the first quarter of fiscal 2005. The company does not anticipate any significant increase in expense in future quarters from the adoption of FAS123R.

Cash and Liquidity

Cash balances increased by $6 million in the quarter to a level of $150 million, as compared with a $42 million decrease in cash balances in the comparable quarter of fiscal 2005. The small increase reflects the seasonality in the company’s cash flow, which is typified by significantly stronger cash flows in the final three quarters of the fiscal year, a pattern the company anticipates will occur again in fiscal 2006. The management of working capital continues to be a strong focus in both operations. Accounts receivable and inventory levels were relatively unchanged in the first quarter. Although absolute levels of accounts receivable and inventories were $145 million higher than at the end of the first quarter of fiscal 2005, both comparative days sales outstanding and inventory turns reflected good improvements over the year-earlier quarter.

The effective tax rate in the first quarter was 36 percent, slightly lower than in the first quarter of fiscal 2005. The company anticipates that the geographic mix of income and certain other items could result in a lowering of the effective tax rate for fiscal 2006 to a range of 33 to 34 percent. In addition, the company has significant valuation allowances relating to income taxes that are largely related to net operating loss carryovers in the U.S. and Australia. Reversal of a portion of these reserves could result in a further lowering of the effective tax rate for fiscal 2006 to less than 30 percent. The company will evaluate the appropriateness of the valuation reserves quarterly and is unable to anticipate at this time if reversals will occur prior to the end of this year. Cash taxes in the first quarter amounted to $9 million, a significant increase over the first quarter of fiscal 2005 due to strong profitability in the overseas subsidiaries. For the year, the company anticipates that the effective cash tax rate will be no more than 10 percent due to the utilization of portions of the net operating loss carryovers that total in excess of $750 million.

As part of a $300 million repurchase authorization, the company repurchased approximately 325,000 shares (post-split) of company stock during the quarter. The company anticipates continuing to execute open-market purchases of its stock from time-to-time, using cash generated from operations or additional borrowings under the new senior revolving facility.

Current Outlook on Market Conditions and Capacity Actions

Industry conditions remain robust in most all of the commodities produced by the company’s customers. The U.S. coal markets continue to reflect strong demand and high prices. Increasing coal production is a significant challenge and, as a result, customers continue to drive strong demand for equipment and aftermarket services. Long-term demand factors for coal in the U.S. remain positive, with significant numbers of new, base load, coal-burning power plants underway. In addition, increased spending on new power plant scrubbers and limited alternative sources for electrical power generation continue to favor coal for many years ahead.

The worldwide commodity markets for copper, iron ore and metallurgical coal remain very strong. Selling prices, although softening slightly in certain areas, continue to be at historically high levels. The increased demand for these commodities in China and other growing economies is expected to drive pricing and demand for these commodities for years to come. The continued development of the oil sands in northern Canada will provide additional opportunities for P&H Mining to supply increasing amounts of equipment and aftermarket services to this area.

Finally, emerging market activity continues in China, Russia, Poland and India. Growth remains particularly strong in China as they continue the conversion of their coal mining industry to high-productivity mining. Growth in coal consumption also continues as their economy and power generation infrastructure expands. The company continues to experience increased activity with new mining entities in China and sees the percent of production among these large producers increasing as they take over the reserves of smaller operations and close many small mines.

Meeting the increasing demand for new equipment and aftermarket services continues to be a significant challenge. The expansion project for increasing mining shovel capacity at P&H remains on schedule, and is expected to result in a 40 percent increase in shovel capacity by December 2006. A number of additional projects have been undertaken to better meet the increasing needs of the company’s customers and to bring lead times to a more manageable level. These projects will increase Joy Global’s capacity for original equipment production, allow for improvements in aftermarket parts service levels and expand our worldwide aftermarket infrastructure. As a result of these expansion activities, the company anticipates that annual capital spending in fiscal 2006 and 2007 will now be in the range of $45-55 million.

An equally significant challenge in meeting the increasing demands of customers in both businesses is managing the supply chain. Although production and revenue levels continue to increase, as reflected in the 48 percent improvement in the first quarter revenue over 2005, the supply of castings, forgings, purchased components, fabrications and other items continues to be tight. Actions to increase supply from current suppliers and to qualify additional suppliers continue. However, these actions are not immediately effective and, as a result, overall lead times to customers increased slightly during the quarter.

We are continuing to experience strong demand in original equipment and for aftermarket services from our customers,” remarked Hanson. “Our efforts to increase our capacity to meet their needs have resulted in overall revenues increasing at a dramatic pace. We will continue to take actions necessary to maintain high service levels to our customers and our overall industry leadership position.”

Forward Twelve-Month Guidance Increased for 11th Consecutive Quarter

Hanson stated, “Our overall optimism is relatively unchanged from the prior quarter. The strength of incoming aftermarket orders in the current quarter is consistent with the improved outlook we spoke to in December. Original equipment orders will continue to exhibit “lumpiness”, as the significant first quarter increase in surface orders and decrease in underground orders demonstrate. What matters is that overall activity levels remain very robust! Given the combination of strong market conditions offset by supply chain and other capacity constraints, we anticipate that revenues in the next 12 months will grow by 11-21 percent. This will result in total revenues in the range of $2.35 to $2.55 billion.”

Hanson concluded, “In December we increased our outlook for incremental profitability for the four quarters of fiscal 2006 to a range of 25 to 30 percent of revenue increases, and our forecast of overall operating margins for fiscal 2006 to a range of 16.0 to 16.7 percent. We achieved this high level of incremental profitability and stronger operating margins in the first quarter. I believe we can continue these levels of profitability over the upcoming four quarters. If successful, operating profits in the upcoming twelve months are expected to be in the range of $385 to $435 million and operating margins will grow to a range of 16.4 to 17.1 percent of sales over the next 12 months from a rate of 15.0 percent over the previous 12 months. These margins will keep us on the path towards our stated goal of operating margins in the high teens.

There are two events over the next two quarters that could adversely affect short-term operating results. The first is the implementation of the Joy Mining SAP R3 operating system at all North American locations of P&H Mining which is scheduled for early March. The second is a union contract expiration at Joy Mining’s primary U.S. manufacturing facility in Franklin, PA in early July. We are actively preparing contingency plans for both events and don’t believe that either will have material adverse effects, in spite of possible short-term disruptions.

This level of operating performance should result in earnings per share over the upcoming four quarters ranging from $2.05 to $2.35, including approximately $0.07 per share from a lower effective book tax rate.”

Quarterly Conference Call

Management will discuss fourth quarter results on a conference call to be held at 11:00 AM EST on March 1, 2006. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code #5271926. A rebroadcast of the call will be available until the close of business on March 17, 2006 by dialing 800-642-1687 or 706-645-9291, access code #5271926. Finally, a replay of the webcast will be accessible until March 31, 2006, through the Investor Relations section of our web site (http://www.joyglobal.com/investorrelations/confcalls.jsp).

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: the duration of the recovery of coal and copper commodity markets; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the underabsorption of manufacturing expenses; increased costs and constraints on the supply of major purchased items such as steel, castings, forgings and bearings can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to hire or retain qualified employees; unexpected adverse results in litigation or arbitration may reduce our profits; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended
	January 28, 2006	January 29, 2005
Net sales	$ 553,341	$ 373,868
Costs and expenses:
Cost of sales	387,599	262,667
Product development, selling
and administrative expenses	76,320	69,701
Other income	(984)	(685)

Operating income	90,406	42,185
Interest income (expense), net	1,198	(4,418)
Loss on early retirement of debt	—	(2,393)

Income from continuing operations before reorganization items	91,604	35,374
Reorganization items	(125)	(116)

Income from continuing operations before income taxes	91,479	35,258
Provision for income taxes	(33,300)	(13,136)

Income from continuing operations	58,179	22,122
Income from discontinued operations	—	62

Income before cumulative effect of changes in accounting principle	58,179	22,184
Cumulative effect of changes in accounting principle	1,565	—

Net income	$ 59,744	$ 22,184

Basic earnings per share
Continuing operations	$ 0.48	$ 0.18
Discontinued operations	—	—
Cumulative effect of accounting changes	0.01	—

Net income	$ 0.49	$ .0.18

Diluted earnings per share
Continuing operations	$ 0.47	$ .0.18
Discontinued operations	—	—
Cumulative effect of accounting changes	0.01	—

Net income	$ 0.48	$ .0.18

Dividends per share	$ 0.113	$ 0.050

Weighted average shares outstanding:
Basic	122,354	120,093

Diluted	124,060	123,202

Note - for complete quarterly information, including footnote disclosures, please refer to the Company's Form
10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
Unaudited
(In thousands except per share amounts)

	January 28, 2006	October 29, 2005
ASSETS
Current assets:
Cash and cash equivalents	$ 150,371	$ 143,917
Accounts receivable, net	341,246	351,501
Inventories	555,580	548,195
Other current assets	49,709	73,070

Total current assets	1,096,906	1,116,683
Property, plant and equipment, net	202,589	199,180
Intangible assets, net	6,547	6,515
Deferred income taxes	220,248	225,138
Prepaid benefit cost	80,371	87,308
Other assets	21,650	13,704

Total assets	$1,628,311	$1,648,528

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term debt	$ 914	$ 964
Trade accounts payable	134,148	160,627
Advance payments and progress billings	172,955	187,710
Employee compensation and benefits	50,200	91,172
Other accrued liabilities	135,584	159,040

Total current liabilities	493,801	599,513
Long-term obligations	1,820	1,703
Other non-current liabilities	376,371	379,686
Shareholders' equity	756,319	667,626

Total liabilities and shareholders' equity	$1,628,311	$1,648,528

Note - for complete quarterly information, including footnote disclosures, please refer to the Company's Form
10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended
	January 28, 2006	January 29, 2005
BREAKDOWN OF SALES REVENUE:
Net Sales By Operation:
Underground Mining Machinery	$ 341,395	$ 227,823
Surface Mining Equipment	211,946	146,045

Total Sales By Operation	$ 553,341	$ 373,868

Net Sales By Product Stream:
Aftermarket Revenues	$ 296,436	$ 262,549
Original Equipment	256,905	111,319

Total Sales By Product Stream	$ 553,341	$ 373,868

Net Sales By Geography:
United States	$ 258,231	$ 165,511
Rest of World	295,110	208,357

Total Sales By Geography	$ 553,341	$ 373,868

OPERATING INCOME BY SEGMENT:
Underground Mining Machinery	$ 64,041	$ 26,723
Surface Mining Equipment	34,355	23,109
Corporate	(7,990)	(7,647)

Total Operating Income	$ 90,406	$ 42,185

DEPRECIATION AND AMORTIZATION BY SEGMENT:
Underground Mining Machinery	$ 5,862	$ 6,097
Surface Mining Equipment	3,688	3,849
Corporate	16	31

Total Depreciation And Amortization	$ 9,566	$ 9,977

CASH FLOW DATA:
Decrease (Increase) in Net Working Capital Items	(46,154)	(52,597)
Property, Plant and Equipment Acquired	12,256	7,342
Cash Interest Paid	386	1,100
Cash Taxes Paid	9,028	2,423
BOOKINGS DATA:
Underground Mining Machinery	$ 326,311	$ 356,498
Surface Mining Equipment	272,169	170,627

Total Bookings	$ 598,480	$ 527,125

BACKLOG DATA:
	Amounts as of
	January 28, 2006	October 29, 2005
Underground Mining Machinery	$ 646,242	$ 661,326
Surface Mining Equipment	453,743	393,520

Total Backlog	$1,099,985	$1,054,846